Exhibit 99.1

FOR IMMEDIATE RELEASE

BofI Holding, Inc. Announces the Appointment of

James S. Argalas to its Board of Directors

SAN DIEGO, CA – (MARKETWIRE – August 25, 2011) – BofI Holding, Inc. (“BofI”) (NASDAQ: BOFI), parent of Bank of Internet USA (together, the “Company”), announced today that effective as of August 19, 2011, James S. Argalas was appointed to the Company’s Board of Directors. Mr. Argalas is an independent director and will serve as a member of the Internal Asset Review Committee.

Mr. Argalas has extensive experience in the financial and investment sectors. In 2006, he founded Presidio Union, LLC, a company that specializes in providing financial analysis and corporate advisory services to early stage growth companies and their investors, taking an active role in developing ventures that have the potential to create significant shareholder value. Prior to founding Presidio Union, Mr. Argalas was a Principal at Watershed Asset Management and NM Rothschild from 2006 to 2010 where he was responsible for investments in distressed credit, liquidations, real estate, special situations, and debt and equity investments in Asia-Pacific. Prior to joining Watershed, Mr. Argalas was an Associate Principal with McKinsey & Company and an Associate at Goldman Sachs. Mr. Argalas has a Master of Business Administration from Kellogg Graduate School of Management (Northwestern University) with majors in Finance, Entrepreneurship and International Business; in addition Mr. Argalas earned a Bachelor of Science in Engineering from the University of Michigan, and a Bachelor of Science in Foreign Service from Georgetown University.

Chairman of the Board Ted Allrich stated, “Given the Company’s momentum and projected growth, the time was right to enhance our Board with additional talent and expertise – we are delighted to have Mr. Argalas join the Board of Directors.”

About BofI Holding, Inc.

BofI Holding, Inc. (“BOFI”) is the holding company for Bank of Internet USA, a nationwide savings bank that operates primarily through the Internet. With $2.0 billion in assets, Bank of Internet USA provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BOFI operates its Internet-based bank from a single location in San Diego, California. BofI Holding Inc. stock is listed on the Nasdaq Global Select Market under the symbol “BOFI” and is a component of the Russell 3000 Index.

For up-to-date company information and facts and figures about BofI Holding, Inc. visit www.bofiholding.com or contact Kristi Procopio at (858) 704-6239.